EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2026, relating to the financial statements and financial highlights of Nomura Tax-Free California Fund (formerly, Macquarie Tax-Free California Fund), a series of Voyageur Mutual Funds, which are included in Form N-14 for the year ended August 31, 2026, and to the references to our firm under the headings “More Information About the Fund” in the Common Questions and Answers About the Proposed Reorganization and “Financial Highlights” in the Exhibits to the Information Statement/ Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 3, 2026